Exhibit 10.2

AGreement And PLan Of MErger

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 11, 2018 (the “Effective Date”), is entered into by and between Lectrefy Inc., a Florida corporation (“Lectrefy Florida”) and Lectrefy Inc., a Delaware corporation (“Lectrefy Delaware”).

Recitals

Whereas, Lectrefy Delaware is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of 15,000,000 shares of common stock, $0.0001 par value (“Common Stock”). As of the Effective Date, 1,000 shares of Lectrefy Delaware’s Common Stock were issued and outstanding, all of which are held by Lectrefy Florida. Lectrefy Delaware was formed solely for the purposes contemplated by this Agreement, and prior to becoming the Surviving Corporation (as defined below) shall have had no operations, assets or liabilities;

Whereas, Lectrefy Florida is a corporation duly organized and existing under the laws of the State of Florida and has an authorized capital of 100,000,000 shares of common stock. As of the Effective Date, 2,500,000 shares of Lectrefy Florida’s common stock were issued and outstanding;

Whereas, Lectrefy Delaware is a wholly-owned subsidiary of Lectrefy Florida;

Whereas, the parties hereto desire to effect a reorganization in which Lectrefy Florida will be merged with and into Lectrefy Delaware (the “Merger”), as a result of which the separate existence of Lectrefy Florida shall cease, and Lectrefy Delaware shall be the surviving corporation (sometimes referred to herein as the “Surviving Corporation”) and shall continue its existence under the laws of the State of Delaware;

Whereas, the Merger shall be accomplished by the filing of a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and the filing of the Articles of Merger and this Agreement with the Secretary of State of the State of Florida (the “Articles of Merger”), each of which contain such provisions as are required by applicable law, consistent with the terms specified herein; and

Whereas, the Merger is intended to qualify as a transaction governed by Section 368(a) of the Internal Revenue Code of 1986, as amended.

Agreement

Now, therefore, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I.

The merger

Section 1.01 Filing of the Certificate of Merger; Effective Time. The Merger will become effective on July 11, 2018 (the “Effective Time”) following the filing of the Certificate of Merger with the Delaware Secretary of State and the filing of the Articles of Merger and this Agreement with the Florida Secretary of State in accordance with applicable Delaware and Florida law.

Section 1.02 The Merger. At the Effective Time, the separate existence of Lectrefy Florida shall cease and Lectrefy Delaware, as the Surviving Corporation, shall: (i) continue to possess all assets, rights, powers and property (real, personal and mixed) of Lectrefy Florida as constituted immediately prior to the Effective Time; (ii) be subject to all actions previously taken by the Board of Directors and officers of Lectrefy Florida; (iii) succeed, without other transfer, to all of the assets, rights, powers and property (real, personal and mixed) of Lectrefy Florida, in the manner more fully set forth in Section 259 of the Delaware General Corporation Law (the “DGCL”); and (iv) succeed, without other transfer, to all of the debts, liabilities and obligations of Lectrefy Florida in the same manner as if Lectrefy Delaware had itself incurred them, as more fully provided under the applicable provisions of the DGCL.

Section 1.03 Charter Documents; Directors and Officers. At the Effective Time: (i) the corporate name of the Surviving Corporation shall be “Lectrefy Inc.”; (ii) the Certificate of Incorporation of Lectrefy Delaware in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation following the Merger unless and until the same shall be amended or repealed in accordance with the provisions thereof; (iii) the Bylaws of Lectrefy Delaware in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation following the Merger unless and until the same shall be amended or repealed in accordance with the provisions thereof; (iv) the officers of the Surviving Corporation following the Merger shall be those persons who were the officers of Lectrefy Florida immediately prior to the Effective Time, and such persons shall serve as officers for the terms provided by law or in the bylaws or until their respective successors are elected or appointed, as applicable; and (v) the directors of the Surviving Corporation following the Merger shall be Paul Antonio Pereira, John M. Cook II and Carlos D. Heredia, and such persons shall serve as directors for the terms provided by law or in the bylaws or until their respective successors are elected or appointed, as applicable.

Section 1.04 Conversion of Shares and Interests. At the Effective Time, by virtue of the Merger and without any action by the owners of the outstanding shares of capital stock, or any other person: (i) all of the issued and outstanding shares of capital stock of Lectrefy Delaware shall be cancelled; (ii) each issued and outstanding share of capital stock of Lectrefy Florida shall be converted into and become one fully paid and non-assessable share of Common Stock of the Surviving Corporation; and (iii) with respect to any securities to acquire, or convertible into, Lectrefy Florida common stock, each such option, warrant, purchase right, unit or other security issued and outstanding immediately prior to the Effective Time (if any) shall be converted into the right to acquire the same number of shares of Lectrefy Delaware Common Stock on the same terms as the number of shares of Lectrefy Florida common stock that were acquirable pursuant to such security. The same number of shares of the Surviving Corporation’s Common Stock shall be reserved for purposes of the exercise of any such options, warrants, purchase rights, units or other securities as is equal to the number of shares of Lectrefy Florida common stock so reserved immediately prior to the Effective Time, if any. Each certificate representing Common Stock of the Surviving Corporation issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Lectrefy Florida so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws. Each share of Common Stock of Lectrefy Delaware owned by Lectrefy Florida shall no longer be outstanding and shall be cancelled and retired and shall cease to exist at the Effective Time.

ARTICLE II.

RElated MAtters; TErmination

Section 2.01 Cooperation; Best Efforts. Each of the parties will use its respective best efforts to consummate the transactions contemplated by this Agreement, the Certificate of Merger and the Articles of Merger, and will cooperate in any action necessary or advisable to facilitate such consummation including, without limitation, making all filings required in order to obtain any necessary consents or comply with law and providing any information required in connection therewith.

Section 2.02 Change in Structure of Transactions. Notwithstanding anything in this Agreement to the contrary, if at any time after the Effective Date, it shall appear that a change in the structure of the transaction contemplated hereby shall be necessary or desirable in order to comply with applicable law or the requirements of regulatory authorities having jurisdiction over the transaction or for any other reason, the parties hereto agree to cooperate in making such changes in this Agreement, the Certificate of Merger, the Articles of Merger and other documents contemplated hereby and in taking such other actions as may be required to effectuate such changes.

Section 2.03 Termination of Agreement and Abandonment of Merger. Anything herein contained to the contrary notwithstanding, this Agreement, the Certificate of Merger and the Articles of Merger may be terminated at any time before the filing of the Certificate of Merger, whether before or after approval by the Boards of Directors or shareholders of Lectrefy Florida or Lectrefy Delaware, upon the written consent of the parties hereto.

Section 2.04 Reorganization for Tax Purposes. The Merger is intended to be treated for U.S. federal income tax purposes as a “reorganization” described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and by executing this agreement the parties intend to adopt a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

ARTICLE III.

GEneral PRovisions

Section 3.01 Amendments. Subject to applicable law, this Agreement, the Certificate of Merger or the Articles of Merger may be amended in writing executed by both parties hereto, whether before or after the relevant approvals of the Board of Directors or shareholders.

Section 3.02 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of Delaware without taking into account provisions regarding choice of law and, as far as applicable, the merger provisions of the Florida Statutes.

Section 3.03 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered or certified mail, postage prepaid, to the applicable address set forth on the signature page hereto or such other address as shall be furnished in writing by any such party, and any such notice or communication shall be deemed to have been given two business days after the date of such mailing (except that a notice of change of address shall not be deemed to have been given until received by the addressee). Notices may also be sent by facsimile, telegram, telex or hand delivery and in such event shall be deemed to have been given as of the date received.

Section 3.04 Registered Office. The registered office of the Surviving Corporation in the State of Delaware is located at 1300 South Farm View Drive, #J-35, Dover, DE 19904, County of Kent and Telos Legal Corp. is the registered agent of the Surviving Corporation at such address.

Section 3.05 No Assignment. Neither this Agreement, the Certificate of Merger nor the Articles of Merger may be assigned by the parties hereto, by operation of law or otherwise.

Section 3.06 Headings. The description headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 3.07 Counterparts. This Agreement may be executed by facsimile or other electronic means in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties hereto.

Section 3.08 Entire Agreement. This Agreement and any certificates required to be delivered hereunder and any amendments hereafter executed and delivered in accordance with Section 3.1, constitute the entire agreement of the parties hereto pertaining to the transaction contemplated hereby. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

Section 3.09 Waiver. Any party hereto may waive any of the conditions to its obligations. No waiver of a condition shall constitute a waiver of any of such party’s other rights or remedies, at law or in equity, or of any other conditions to such party’s obligations.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the Effective Date.

LECTREFY INC.,
a Florida corporation

By:
Name:	Paul Antonio Pereira
Title:	Chief Executive Officer

Address:	350 Lincoln Road, Ste. 5050
Miami Beach, FL 33139

LECTREFY INC.,
a Delaware corporation

By:
Name:	Paul Antonio Pereira
Title:	Chief Executive Officer
Address:	350 Lincoln Road, Ste. 5050
Miami Beach, FL 33139

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]